UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 4, 2013

Gramercy Property Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 Lexington Avenue New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

(212) 297-1000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 4, 2013, GPT Property Trust LP (the “Borrower”), the operating subsidiary of Gramercy Property Trust Inc. (the “Company”), entered into a Credit and Guaranty Agreement (the “Credit Agreement”), by and among the Borrower, the Company and certain of its subsidiaries, as guarantors, the lenders party thereto from time to time, Deutsche Bank AG New York Branch as administrative agent and Deutsche Bank Securities Inc. as lead arranger and bookrunner.

The Credit Agreement provides for a $100,000,000 senior secured revolving credit facility with an accordion feature, subject to certain exceptions, to increase the facility to $150,000,000 (the “Credit Facility”). The Credit Facility has an initial term of two years with an option for a one-year extension. Advances under the Credit Facility will incur interest at a floating rate equal to LIBOR plus a spread between 190 and 275 basis points depending upon the Company’s overall leverage ratio. The Credit Facility will have an initial borrowing rate of LIBOR plus 190 basis points. The Credit Facility is guaranteed by the Company and certain of its subsidiaries and will be secured by first priority mortgages on properties (to be designated from time to time) that make up the borrowing base (the “Borrowing Base”). Availability under the Credit Facility is limited to the lesser of $100 million or 60% of the value of the Borrowing Base. As of the execution of the Credit Agreement, no properties were designated as Borrowing Base properties, and currently there is no borrowing outstanding or available under the Credit Facility. The parties anticipate designating the initial Borrowing Base properties under the Credit Agreement within the next several weeks. Thereafter, Borrowing Base properties may be removed or additional properties may be designated as Borrowing Base properties from time to time.

The Credit Agreement contains certain affirmative and negative covenants that are binding on the Borrower and each guarantor (which are in some cases subject to exceptions), including, but not limited to, restrictions on (i) liens, (ii) indebtedness, (iii) mergers and acquisitions, (iv) asset sales, (v) investments and capital expenditures, (vi) restricted payments including dividends and stock repurchases, (vii) modifications to organizational documents, (viii) changes in nature of business, and (ix) transactions with affiliates.

In addition, the Credit Agreement requires the Borrower to comply with certain financial covenants, which are measured at the level of the Company and calculated for the Company and its subsidiaries on a consolidated basis, as follows:

•	Minimum Net Worth: As of any date, Consolidated Tangible Net Worth (as defined in the Credit Agreement) may not be less than 75% of Consolidated Tangible Net Worth on the Effective Date (as defined in the Credit Agreement) plus an amount equal to 75% of the proceeds of any new issuances of common stock.

•	Maximum Leverage Ratio: As of the last day of each fiscal quarter, the ratio of Total Indebtedness (as defined in the Credit Agreement) to Gross Asset Value (as defined in the Credit Agreement) may not exceed 60%.

•	Minimum Liquidity: Until and including March 31, 2014, Liquidity (as defined in the Credit Agreement) of the Company may not be less than $10 million.

•	Minimum Fixed Charge Coverage Ratio: The ratio of Consolidated EBITDA (as defined in the Credit Agreement) to Consolidated Fixed Charges (as defined in the Credit Agreement), may not be less than 1.50:1.00 (a) for the period consisting of one fiscal quarter ending March 31, 2014, (b) for the period consisting of two consecutive fiscal quarters ending June 30, 2014, (c) for the period consisting of three consecutive fiscal quarters ending September 30, 2014 and (b) for each period consisting of four consecutive fiscal quarters ending thereafter.

The Credit Agreement contains customary events of default (which are in some cases subject to certain exceptions, thresholds, notice requirements and grace periods), including, but not limited to, nonpayment of principal or interest, failure to perform or observe covenants, breaches of representations and warranties, cross-defaults with certain other agreements or indebtedness, final judgments or orders, certain bankruptcy-related events or other relief proceedings or a change of control of the Company.

The foregoing does not constitute a complete summary of the terms of the Credit Agreement and reference is made to the complete text of the governing document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

10.1	Credit and Guaranty Agreement, dated as of September 4, 2013, by and among GPT Property Trust LP, as borrower, Gramercy Property Trust Inc. and certain of its subsidiaries, as guarantors, the lenders party thereto from time to time, Deutsche Bank AG New York Branch as administrative agent and Deutsche Bank Securities Inc. as lead arranger and bookrunner.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2013	GRAMERCY PROPERTY TRUST INC.

	By:	/s/ Jon W. Clark
	Name: Title:	Jon W. Clark Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title

10.1	Credit and Guaranty Agreement, dated as of September 4, 2013, by and among GPT Property Trust LP, as borrower, Gramercy Property Trust Inc. and certain of its subsidiaries, as guarantors, the lenders party thereto from time to time, Deutsche Bank AG New York Branch as administrative agent and Deutsche Bank Securities Inc. as lead arranger and bookrunner.